Exhibit 99.03 - News Release

DataMEG Corp. Subsidiary NECI Project Development Completion Update FRIDAY,

SEPTEMBER 27, 2002 10:15 AM - BusinessWire

RALEIGH, N.C., Sep 27, 2002 (BUSINESS WIRE) -- DataMEG Corp. (DTMG) announced today that their wholly-owned subsidiary, North Electric Company, Inc. (NECI) has continued to make progress with their product development projects which will enable their introduction to customer interests for laboratory testing and market-application studies in spite of delays in receipt of the financing announced in August.

Andrew Benson, President DataMEG Corp. stated, "The NECI team has worked diligently, despite the frustrations we experienced obtaining financing for these projects, in what can only be described as a 'brutal' market for sourcing outside investment for telecom industry-related development projects. This dedication has resulted in continual progress at NECI, and we expect to realize the deserved benefits in the near future. Admittedly, this delay in receipt of financing has NECI approximately 6-8 weeks behind the originally announced schedule. We have resolved these issues."

Dan Ference, Chief Operating Officer NECI stated, "I am proud of the work we have achieved to date. Every indication is that customer interest in our products continues as strong as ever. The market demands for the technologies that we service assure us they are increasing as well. We see MPLS based Virtual Private Networks (VPN's) being deployed both in the United States and overseas. We continue to hear of plans that project volume deployments of Softswitches/Gateways, the next generation replacement for the traditional voice telephone network elements optimized for voice over Internet type backbone networks, beginning next year.

"Over the next several weeks we will be meeting with customers to finalize our joint schedules for delivery of our product platform and initial MPLS service assurance application into their laboratories for evaluation. We have also managed to make good progress on the Softswitch/Gateway focused service assurance elements of our product strategy and expect to begin customer discussions on these elements over the next several weeks as well."

DataMEG Corp. (OTC BB: DTMG) is a development stage technology company focused on developing new technologies, software applications and products serving the communications industry. North Electric Company, Inc. (NECI), a wholly-owned subsidiary of DataMEG Corp. is a next generation network assurance company focused on providing solutions for monitoring, testing and fault isolation for next generation Softswitch and MPLS-based IP and optical transport networks. NECI's innovative products enable service providers to ensure optimal network performance to meet service level agreements through integrative system solutions. Additional information about DataMEG Corp. and NECI is available at www.Datameg.com and www.northelectriccompany.com.

For further information about the on-goings at DataMEG Corp., contact Carla Erickson- Public Relations at 919-341-6000 and/or Rich Kaiser, Investor Relations- YES INTERNATIONAL, 757-306-6090.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect," "anticipate," "could," "would," "will," and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise